EXHIBIT 10.1

THIRD AMENDMENT TO CONSULTING AGREEMENT

THIS THIRD AMENDMENT (this “Amendment”) is made as of the 18th day of December, 2013 to that certain CONSULTING AGREEMENT, dated as of September 9, 2008, as amended (the “Consulting Agreement”), by JOS. A. BANK CLOTHIERS, INC. (“Client”) and ROBERT N. WILDRICK (“Consultant”).

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and adequacy of which are hereby acknowledged, Client and Consultant, being the sole parties to the Consulting Agreement, hereby amend the Consulting Agreement by inserting therein immediately following Article XIII the following Article IX.

ARTICLE IX
INDEMNIFICATION

Section 9.1.                      Indemnification.

(a) In the event that Consultant was, is or becomes subject to, a party to or witness or other participant in, or is threatened to be made subject to, a party to or witness or other participant in, a Claim by reason of or arising, in whole or in part, out of an Indemnifiable Event, Client shall indemnify, defend and hold harmless Consultant, except to the extent such Indemnifiable Event is found by a court of competent jurisdiction to have resulted from Consultant’s willful misconduct, fraud or bad faith.   The obligations of Client pursuant to this Article IX shall extend upon the same terms and conditions to any business entity organized and controlled by Consultant (as referred to in Section 1.1) and the partners, directors, officers, employees, agents and controlling persons (if any), as the case may be, of Consultant and any such business entity.

(b) If so requested by Consultant, Client shall advance, or cause to be advanced (within two business days of such request), any and all Indemnifiable Expenses incurred by Consultant (an "Expense Advance"). Client shall, in accordance with such request (but without duplication), either (i) pay, or cause to be paid, such Indemnifiable Expenses on behalf of Consultant, or (ii) reimburse, or cause the reimbursement of, Consultant for such Indemnifiable Expenses. Consultant’s right to an Expense Advance is absolute and shall not be subject to any condition that the Board of Directors of Client shall not have determined that Consultant is not entitled to be indemnified under applicable law. However, the obligation of Client to make an Expense Advance pursuant to this Section 9.1(b) shall be subject to the condition that, if, when and to the extent that a final judicial determination is made (as to which all rights of appeal therefrom have been exhausted or lapsed) that Consultant is not entitled to be so indemnified under applicable law, Client shall be entitled to be reimbursed by Consultant (who hereby agrees to reimburse Client) for all such amounts theretofore paid (it being understood and agreed that the foregoing agreement by Consultant shall be deemed to satisfy any requirement that Consultant provide Client with an undertaking to repay any Expense Advance if it is ultimately determined that Consultant is not entitled to indemnification under applicable law). Client’s undertaking to repay such Expense Advances shall be unsecured and interest-free.

Section 9.2.                      Nonexclusivity. For the avoidance of doubt, the obligations of Client pursuant to this Article IX shall be separate and apart, and in addition to any obligations of Client to indemnify Consultant in any other capacity in which Consultant serves Client or any of its subsidiaries or affiliates, including, without limitation, as a director and Chairman of the Board, whether pursuant to the Restated Certificate of Incorporation of Client, the Amended and Restated Bylaws of Client, or that Indemnification Agreement dated as of September 1, 2009, between Client and Consultant, or otherwise, such other indemnification obligations to be subject to the terms and limitations applicable hereto.

Section 9.3.                      Insurance.  Client shall, to the extent available, obtain reasonable insurance providing Consultant with coverage for any liability asserted against, or incurred by or through, Consultant by reason of the fact that Consultant is or was or has agreed to serve as a consultant to Client, whether or not Client would have the power to indemnify Consultant against such liability under the provisions of this Agreement. In the event such coverage is available and Client fails to fulfill its obligation under the immediately preceding sentence, Consultant shall be entitled to obtain such coverage at Client’s expense and Client shall reimburse Consultants for all premiums and other reasonably related expenses incurred in procuring and maintaining such insurance. For purposes of this Section 9.3, reasonable insurance coverage shall be coverage which is consistent with Client’s directors’ and officers’ liability insurance in effect from time to time.

For the purposes of this Article IX, the following terms shall have the meanings set forth below:

Claim: means any threatened, asserted, pending or completed civil, criminal, administrative, investigative or other action, suit or proceeding of any kind whatsoever, including any arbitration or other alternative dispute resolution mechanism, or any appeal of any kind thereof, or any inquiry or investigation, whether instituted by Client, any governmental agency or any other party, that Consultant in good faith believes might lead to the institution of any such action, suit or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism.

Indemnifiable Expenses: means all expenses and liabilities, including judgments, fines, penalties, interest, amounts paid in settlement with the approval of Client, and counsel fees and disbursements (including, without limitation, experts' fees, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim by reason of the fact that Consultant is or was or has agreed to serve as a consultant to Client, any action or omission alleged to have been taken or omitted in any such capacity or Consultant’s performance of or failure to perform the Consulting Services, in each case whether occurring before, on or after the date of this Agreement (any such event, an “Indemnifiable Event”).

Except as specifically amended hereby, the Consulting Agreement shall remain in full force and effect according to its terms. To the extent of any conflict between the terms of this Amendment and the terms of the remainder of the Consulting Agreement, the terms of this Amendment shall control and prevail. Capitalized terms used but not defined herein shall have those respective meanings attributed to them in the Consulting Agreement. As used in the Consulting Agreement, the term “Company” shall refer to Client. This Amendment shall hereafter be deemed a part of the Consulting Agreement for all purposes.

           IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

CLIENT: JOS. A. BANK CLOTHIERS, INC.		CONSULTANT:

By:	/s/ SIDNEY H. RITMAN	/s/ ROBERT N. WILDRICK
	Sidney H. Ritman, Chairman	ROBERT N. WILDRICK
Compensation Committee